Exhibit 10.12

RETIREMENT AGREEMENT

      THIS RETIREMENT AGREEMENT (this “Agreement”) is made as of the 7th day of November 2002, between Imation Corp., a Delaware corporation, with its principal offices at One Imation Place, Oakdale, Minnesota 55125 (the “Company”) and David H. Wenck.

      WHEREAS, this Agreement is intended to specify certain financial arrangements that the Company will provide to you upon your retirement from employment with the Company in 2003; and

      WHEREAS, this Agreement is entered into by the Company in the belief that you have been a consistent core contributor and leader in creating a sustainable company, and achieving positive sustainable financial results for Imation.

      NOW THEREFORE, to recognize your contribution to the Company, the Company and you agree as follows:

      1. Compensation Upon Retirement.

(i) Amounts. Upon retirement from the Company, subject to the terms and conditions herein, the Company will provide you a contribution bonus in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00)

(ii) Time and Form of Payment. The payment described above (subject to the provisions of Section 2 of this Agreement relating to execution of a release) shall be paid in a single lump sum payment no later than thirty (30) days after the date of your retirement from the Company. The payment is subject to any required withholding.

(iii) No Mitigation. The amount of any payment provided for in this Section 1 shall not be reduced by any other compensation or benefits you may receive from the Company.

      2. Execution of Release. You understand and agree that you shall not begin receiving any payments or benefits under this Agreement unless and until you execute the Company’s standard general release of all claims against the Company and its affiliates, including non-competition and non-solicitation covenants, and you have not rescinded such release within the permitted time period for rescission therein; and provided further, that in such case, failure to execute such release within 21 days of your date of retirement shall result in the loss of any rights to receive payments or benefits under this Agreement.

      3. Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate or, if no estate, in accordance with applicable law.

      4. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota without regard to its conflicts of law principles.

      5. Effect of Agreement; Entire Agreement. This agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

      6. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      8. Employment. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to continue your current employment status or to change any employment policies of the Company, including but not limited to the Company’s Employee Agreement.

      If this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

IMATION CORP.

By:	/s/ WILLIAM T. MONAHAN

William T. Monahan
Its: Chairman, President and
Chief Executive Officer

/s/ DAVID H. WENCK

David H. Wenck